AUDIOVOX CORPORATION
                   Computation of Earnings Per Common Share
                 Years Ended November 30, 1992, 1993 and 1994
                    (In thousands, except per share data)

                                                        1992       1993      1994

Primary earnings:
 Income before extraordinary item and cumulative
  effect of a change in an accounting principle         $ 5,819   $10,051   $ 26,206
 Extraordinary item                                       1,851     2,173        -

 Cumulative effect of change in accounting principle          -         -       (178)

 Net income                                             $ 7,670   $12,224  $26,028

 Shares
  Weighted average number of common shares
  outstanding                                             9,007     9,009    9,037
  Additional shares assuming conversion of:
   Stock options, performance share awards, and
   warrants                                                   -        38       69
  Weighted average common shares outstanding, as
   adjusted                                               9,007     9,047    9,106

 Primary earnings per common share:
  Before extraordinary item and cumulative effect       $  0.64   $  1.11    $  2.88
  Extraordinary item                                    $  0.21   $  0.24        -
  Cumulative effect                                           -          -  $ (0.02)
   Net income                                           $  0.85   $  1.35  $  2.86

Fully diluted earnings:

 Income before extraordinary item and cumulative
  effect of a change in an accounting principle               -   $10,051  $26,206

 Net interest expense related to convertible debt             -       354      2,074

 Income before extraordinary item and cumulative
  effect of a change in an accounting principle               -    10,405   28,280

 Extraordinary item                                           -     2,173        -

 Cumulative effect of change in accounting principle          -         -       (178)

 Net income applicable to common stock                        -   $12,578  $28,102

 Shares
  Weighted average number of common shares
  outstanding                                                 -     9,009    9,037
  Additional shares assuming conversion of:
   Stock options, performance share awards, and
     warrants                                                 -        46       88
   Convertible debentures                                     -     1,023    3,644
  Weighted average common shares outstanding, as
   adjusted                                                   -    10,078   12,769

 Fully diluted earnings per common share:
  Before extraordinary item and cumulative effect             -   $  1.03  $   2.21
  Extraordinary item                                          -   $  0.22        -
  Cumulative effect                                           -         -  $ (0.01)
   Net income                                                 -   $  1.25  $  2.20

                                   Exhibit 11